EXHIBIT 12

                   PEPSICO, INC. AND SUBSIDIARIES
   Computation of Ratio of Earnings to Fixed Charges (page 1 of 2)
            (in millions except ratio amounts, unaudited)

                                      36 Weeks Ended
                                    9/9/95      9/3/94

Earnings:

Income before income taxes and
 cumulative effect of accounting
 changes                           $2,132.8    $1,940.9

Joint ventures and minority
 interests, net (a)                   (11.7)      (17.2)

Amortization of capitalized
 interest                               3.5         3.4

Interest expense                      481.5       433.9

Amortization of debt
 discount                               0.3         0.2

Interest portion of rent
 expense (b)                          111.0        99.6
                                   --------      ------
Earnings available for fixed
 charges                           $2,717.4    $2,460.8
                                   --------    --------
                                   --------    --------

Fixed Charges:

Interest expense                   $  481.5    $  433.9

Capitalized interest                    5.8         4.0

Amortization of
 debt discount                          0.3         0.2

Interest portion of
 rent expense (b)                     111.0        99.6
                                      -----       -----
   Total fixed charges             $  598.6    $  537.7
                                      -----       -----
                                      -----       -----
Ratio of Earnings
 to Fixed Charges                      4.54        4.58
                                       ----        ----
                                       ----        ----
(a)  Prior  year amounts have been restated to adjust for the effects
     of  joint  ventures and minority interests.   The  inclusion  of
     these items did not have a material impact on the previously reported ratio of earnings to fixed charges.
(b)  One-third   of   net   rent  expense  is  the   portion   deemed
     representative of the interest factor.



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                   PEPSICO, INC. AND SUBSIDIARIES
   Computation of Ratio of Earnings to Fixed Charges (page 2 of 2)
            (in millions except ratio amounts, unaudited)
                           53 Weeks
                             Ended         52 Weeks Ended
                                      -------------------------
                           12/31/94   12/25/93   12/26/92 12/28/91  12/29/90
Earnings:                                                 (c)       (c)

Income from continuing
 operations before income
  taxes and cumulative
   effect of accounting
    changes                $2,664.4   $2,422.5   $1,898.8  $1,659.7  $1,653.8

Joint ventures and
 minority interests,
 net (a)                      (19.6)     (5.8)     (0.6)    (6.1)       (17.9)

Amortization of
 capitalized interest           5.2       5.0       5.0      4.5          5.3

Interest expense              645.0     572.7     586.1    613.7        686.0

Amortization of
 debt discount                  0.3       0.2       0.3      0.3          0.3

Interest portion of net
 rent expense (b)             150.0     134.4     121.4    103.4         87.4
                              -----     -----     -----    -----         ----
Earnings available for
 fixed charges             $3,445.3  $3,129.0  $2,611.0 $2,375.5     $2,414.9
                            -------   -------   -------  -------      -------
                            -------   -------   -------  -------      -------

Fixed Charges:

Interest expense           $  645.0  $  572.7  $  586.1 $  613.7      $686.0

Capitalized interest            4.7       6.5       6.6     10.0         8.6

Amortization of
 debt discount                  0.3       0.2       0.3      0.3         0.3

Interest portion of net
 rent expense (b)             150.0     134.4     121.4    103.4        87.4
                              -----     -----     -----    -----        ----

   Total fixed charges     $  800.0  $  713.8  $  714.4 $  727.4      $782.3
                              -----     -----     -----    -----       -----
                              -----     -----     -----    -----       -----
Ratio of Earnings
 to Fixed Charges              4.31      4.38      3.65     3.27        3.09
                               ----      ----      ----     ----        ----
                               ----      ----      ----     ----        ----

(a) Prior year amounts have been restated to adjust for the effects of joint ventures and minority interests. The inclusion of these items did not have a material impact on the previously reported ratio of earnings to fixed charges.
(b) One-third of net rent expense is the portion deemed representative of the interest factor.
(c) To improve comparability, the 1991 and 1990 amounts have been restated to report, under the equity method of accounting, the results of previously consolidated snack food businesses in Spain, Portugal and Greece, which were contributed to the Snack Ventures Europe joint venture with General Mills, Inc. in late 1992.